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                              POTTERS FINANCIAL CORPORATION

                                       EXHIBIT 11

                  STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                            Quarter ended           Nine months ended
                                            -------------           -----------------
                                            September 30,             September 30,
                                            -------------             -------------
                                         1998         1997(1)      1998          1997(1)
                                         ----         ----         ----          ----
Net income for basic and diluted       $297,000     $274,000     $785,000     $1,013,000
                                       ========     ========     ========     ==========

Average basic shares outstanding        930,100      954,622      942,997        962,348

Add:  Effect of stock options            28,308       25,454       31,231         22,073
                                       --------     --------     --------     ----------

Average diluted shares outstanding      958,408      980,076      974,228        984,421
                                       ========     ========     ========     ==========

Basic earnings per common share        $   0.32     $   0.29     $   0.83     $     1.05
                                       ========     ========     ========     ==========

Diluted earnings per common share      $   0.31     $   0.28     $   0.81     $     1.03
                                       ========     ========     ========     ==========

(1) Restated to reflect the November 1997 two-for-one stock split paid in the form of a 100% stock dividend.